EXHIBIT 10.2

Certain identified information has been excluded from this exhibit because it is both (i) not material, and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

Investment Agreement
dated as of June 19, 2023

by and between

Santhera Pharmaceuticals Holding AG Hohenrainstrasse 24 4133 Pratteln Switzerland	(hereinafter the Company)

and

Catalyst Pharmaceuticals, Inc. 355 Alhambra Circle Suite 801 Coral Gables, Florida 33134 USA	(hereinafter, the Investor)

(each the Company and the Investor a Party and together the Parties)

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	2 | 15

Whereas

A.

The Company is a corporation organized and existing under the laws of Switzerland, registered in the Commercial Register of Canton Basel-Landschaft (the Commercial Register) under identification number CHE-105.388.338, with its registered office at Hohenrainstrasse 24, CH-4133 Pratteln, with a nominal share capital of CHF 1,255,884.45 (of which CHF 1,255,884.45 are registered in the Commercial Register at the date hereof), divided into 125,588,445 registered shares with a nominal value of CHF 0.01 each (each a Share and any such shares in the Company, the Shares). The Shares issued as at the date hereof are listed according to the International Reporting Standard on the SIX Swiss Exchange Ltd (the SIX) under ISIN CH0027148649.

B.	As of the date hereof, the Company and its subsidiaries own 34,926,909 Shares in treasury (the Treasury Shares).

C.

The Company is proposing to its 2023 annual general meeting of shareholders (the AGM), scheduled for June 27, 2023, a reverse share split at a ratio of 10:1 (the “Reverse Split”), as further set out in the invitation to the AGM available on the Company’s website.

D.

The Investor is a corporation organized under the laws of the State of Delaware, USA, with its principal place of business located at 355 Alhambra Circle, Suite 801, Coral Gables, Florida 33134, USA. At the date of this Investment Agreement, the Investor does not, whether directly or indirectly, own any Shares in the Company.

E.

Concurrently with this Investment Agreement the Parties are entering into a License and Collaboration Agreement (the License and Collaboration Agreement) of even date herewith under which Santhera Pharmaceuticals (Schweiz) AG, a wholly-owned subsidiary of the Company, is granting to Investor, among other rights, the rights to develop and commercialize Vamorolone in North America.

F.

The Company desires to privately place with the Investor 14,146,882 pre-Reverse Split Treasury Shares (each an Investment Share, collectively the Investment Shares), and the Investor desires to acquire the Investment Shares, in each case subject to the terms and conditions of this agreement (the Investment Agreement).

G.	Subject to the lockup provisions contained in this Investment Agreement, the Investment Shares will be listed and freely tradable on the SIX.

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used and not otherwise defined in this Investment Agreement shall have the meanings ascribed to them below:

Closing means the delivery of the Investment Shares to the Investor against payment of the aggregate Subscription Price.

Closing Date means the date on which the Closing actually occurs.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	3 | 15

CO means the Swiss Code of Obligations of March 30, 1911, as amended.

Material Adverse Effect has the meaning of that term as set forth in the License and Collaboration Agreement

Securities Act means the United States Securities Act of 1933, as amended.

Subscription Price means a price per Investment Share equal to CHF 0.9477 pre-Reverse Split share, corresponding to the “volume weighted average closing price” of the Company’s ordinary shares and the exchange rate as of the execution date of this Investment Agreement as reported on Bloomberg VWAP calculator during the ten Trading Days beginning 12 Trading Days before the execution date of this Investment Agreement and ending on the date that is two Trading Days prior to the execution date of this Investment Agreement. If applicable, the Subscription Price will be adjusted to account for the proposed Reverse Split of the Company’s ordinary shares described in Recital C above.

Trading Day means any day on which the Shares are traded on SIX.

Transaction means the private placement of the Investment Shares with the Investor pursuant to this Investment Agreement.

2.	Subscription and Payment by the Investor

Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell and transfer to the Investor, at the Closing, and the Investor hereby agrees to purchase and accept from the Company at the Closing, full legal and beneficial ownership of the Investment Shares, free and clear of any liens; at the fixed consideration per Investment Share payable by the Investor equal to the Subscription Price.

3.	Conditions Precedent and Closing Date

3.1	Conditions Precedent

(a)

The obligation of the Company to sell the Investment Shares to the Investor and the Investor’s obligation to acquire the Investment Shares from the Company shall be subject to the satisfaction of the following conditions:

(i)	the License and Collaboration Agreement has become effective;

(ii)

the accuracy in all material respects (or, to the extent representations or warranties are qualified by Material Adverse Effect, in all respects when made), on the Closing Date of the representations and warranties of the Parties (unless as of a specific date therein, in which case they shall be accurate as of such date);

(iii)	all governmental approvals required to effect the Closing, if any are required, have been obtained, including the HSR filing required under the License and Collaboration Agreement; and

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	4 | 15

(iv)	no action shall be pending and no order or injunction of any governmental authority or arbitral tribunal shall exist which prohibits the consummation of this Investment Agreement;

(v)	there has been no Material Adverse Effect with respect to the Company since the execution date of this Investment Agreement.

(b)	The Closing shall occur on the Effective Date (as defined in the License and Collaboration Agreement).

(c)

If the conditions precedent set forth in Section 3.1(a) have not been satisfied or have become incapable of being satisfied, or if Closing shall not have occurred, in each case within 30 calendar days after the Effective Date and other than due to the frustration of such conditions precedent or a breach of this Investment Agreement by the party seeking to terminate this Investment Agreement, each party may terminate this Investment Agreement.

3.2	Closing Actions of the Company

(a)

On the Closing Date, in exchange for the performance of the closing actions by the Investor pursuant to Section 3.3, the Company shall deliver or procure the delivery of the Investment Shares to the custody account of the Investor (or, if such custody account is booked outside Switzerland, the custody account of the Swiss correspondent bank of the Investor’s custodian) designated by the Investor to the Company in writing.

(b)	At the Closing, the Company shall also deliver to Investor:

(i)	a certificate of an officer of the Company and dated the Closing Date confirming on behalf of the Company that the conditions set forth in Section 3.1(a) have been satisfied.

(ii)

a certificate of the corporate secretary of the Company certifying to Investor a true and complete copy of the Company’s Articles of Association and Organizational Resolutions and a copy of the resolutions adopted by the board of directors of the Company approving the transactions contemplated by this Investment Agreement and the License and Collaboration Agreement.

(iii)	The Company shall deliver to the Investor an executed W8/BEN or other appropriate tax form to support payment of the Subscription Price without required withholding.

3.3	Closing Actions of the Investor

(a)

On the Closing Date, in exchange for the performance of the closing actions by the Company pursuant to Section 3.2, the Investor shall pay the aggregate Subscription Price for the Investment Shares to [***] (the Company’s Bank Account) with value date not later than the Trading Day following the Closing Date.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	5 | 15

(b)	At the Closing, the Investor shall also deliver to Company:

(i)	a certificate of an officer of the Investor and dated the Closing Date confirming on behalf of the Investor that the conditions set forth in Section 3.1(a) have been satisfied.

(ii)

a certificate of the corporate secretary of the Investor certifying to Company a true and complete copy of the Certificate of Incorporation and Bylaws of the Investor and a copy of the resolutions adopted by the board of directors of the Investor approving the transactions contemplated by this Investment Agreement and by the License and Collaboration Agreement.

4.	Representations

4.1	Representations of the Company

Subject to the limitations set forth in this Investment Agreement, the Company hereby represents to the Investor in the sense of article 197 CO that the following representations (Zusicherungen) are true and correct as of the execution date of this Investment Agreement and will be true and correct as of the Closing Date:

(a)

The Company is duly incorporated, organized and validly existing under the laws of Switzerland and has the full corporate power, authority and right to carry on its business as presently being conducted and to complete the transaction contemplated by this Investment Agreement.

(b)

The Company has the right and capacity to execute this Investment Agreement and has, except to the extent contemplated by this Investment Agreement, taken all actions and obtained all consents and approvals necessary to execute and perform its obligations under this Investment Agreement; (ii) this Investment Agreement constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms; and (iii) there are no limitations under applicable law, subject to applicable bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights in general, that would prevent the Company from entering into or performing its obligations under this Investment Agreement.

(c)

The execution of, and performance by the Company of its obligations under, this Investment Agreement as contemplated by this Agreement, and the consummation of the transactions herein contemplated, do not or will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the articles of association, by-laws or other constituent documents of the Company, (ii) any applicable law, statute, rule, regulation, judgement, order, writ or decree of any government, governmental authority or agency or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of its or their assets or operations, (iii) any obligation, agreement, undertaking or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries bound or to which any of the property or assets of the Company or any its subsidiaries is subject, or (iv) any judgment, order or decree of any government, governmental authority or agency or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of its or their assets or operations.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	6 | 15

(d)	The Company has valid title to the Investment Shares.

(e)	Prior to the execution date of this Investment Agreement, the board of directors of the Company has approved with all requisite required corporate formalities:

(i)	the execution, delivery and performance of this Investment Agreement by the Company and the transactions contemplated herein; and

(ii)	the registration of the Investor for all Investment Shares in the share register of the Company with full voting rights, subject only to the Closing occurring.

(f)

No authorizations, permits or consents are required from any governmental or administrative authority or any third party (including, without limitation, any shareholders or creditors of the Company) for the consummation of the Transaction other than as set forth in this Investment Agreement.

(g)

There are no actions, suits or proceedings pending or threatened in writing against the Company before any court, arbitral tribunal or governmental or administrative authority seeking to prohibit the consummation of this Investment Agreement.

(h)

The Investment Shares are duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances except for any restrictions provided by this Investment Agreement.

(i)

Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Investment Shares by any form of general solicitation or general advertising. The Company has offered the Investment Shares for sale only to the Investor.

(j)

The share capital of the Company as of the date hereof is as set forth on Schedule 4.1(j) to this Investment Agreement, which Schedule 4.1(j) shall also include a description of treasury shares, authorized and conditional capital, and capital range.

(k)

The sale and delivery of the Investment Shares does not contravene the rules and regulations of the SIX, and the sale and delivery of the Investment Shares to the Investor will not require any filing with or approvals by the competent commercial register or the SIX.

(l)

Since the date of the last audited financial statements, except as set forth on Schedule 4.1(l), there have been no events, occurrences or developments that have or could reasonably be expected to have a Material Adverse Effect on the Company’s results of operations, assets, business, condition (financial or otherwise) or prospects.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	7 | 15

(m)

Immediately upon announcement of entering into the License and Collaboration Agreement and this Investment Agreement, the Company will have made public all information required to be made public by applicable law and regulation and the Company has not postponed the disclosure of any price-sensitive information (as that term is understood pursuant to art. 53 of the Listing Rules of the SIX).

(n)	The sale of the Investment Shares will not constitute a violation by the Company of any applicable law prohibiting insider trading in securities or the misuse of insider information.

(o)

As of the Closing Date, after giving effect to the receipt of the proceeds from the sale of the Investment Shares and the proceeds payable on the Closing Date to the Company under the License and Collaboration Agreement, the Company will be solvent and have sufficient working capital for the 12 months following the Closing Date for the operation of its business and for the business of its subsidiaries as currently conducted and intended to be conducted over such 12-month period.

4.2	Representations of the Investor

Subject to the limitations set forth in this Investment Agreement, the Investor hereby represents to the Company in the sense of article 197 CO that the following representations (Zusicherungen) are true and correct of the execution date of this Investment Agreement and will be true and correct as of the Closing Date:

(a)

The Investor is duly incorporated, organized and validly existing under the laws of the jurisdiction of its incorporation and has the full corporate power, authority and right to carry on its business as presently being conducted.

(b)

(i) the Investor has the right and capacity to execute this Investment Agreement and to perform its obligations hereunder; (ii) this Investment Agreement constitutes valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms; and (iii) there are no limitations under applicable law, subject to applicable bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors’ rights in general, and the constitutional documents of the Investor that would prevent the Investor from entering into or performing its obligations under this Investment Agreement.

(c)

No authorizations, permits or consents are required from any governmental or administrative authority or any third party (including, without limitation, any shareholders or creditors of the Investor) for the consummation of the Transaction other than as set forth herein.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	8 | 15

(d)

There are no actions, suits or proceedings pending or threatened in writing against the Investor before any court, arbitral tribunal or governmental or administrative authority seeking to prohibit the consummation of this Investment Agreement.

(e)	The purchase of the Investment Shares will not constitute a violation by the Investor of any applicable law prohibiting insider trading in securities or the misuse of insider information.

(f)	The Investor has liquid funds available to pay the aggregate Subscription Price.

(g)

The Investor is acquiring the Investment Shares in the ordinary course of its business, in its own name, for its own account and for investment purposes and not with a view to, or for offer or sale in connection with, any distribution (within the meaning of the United States securities laws) of the Investment Shares or any economic interest therein.

(h)

In making the decision to invest in the Investment Shares, the Investor is able to fend for itself and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Investment Shares. The Investor has made its own assessment, to its satisfaction, concerning legal, regulatory, tax, business and financial considerations in connection with the Transaction, has had access to and reviewed all publicly available information concerning the Company that it considers necessary or appropriate and sufficient in making an investment decision with respect to the Investment Shares, and has made such investment decision based solely upon its own judgment, due diligence and analysis. The Investor can bear the economic risk of its investment in the Investment Shares, including the complete loss of the entire aggregate Subscription Price.

(i)	The Investor has satisfied itself as to the full observance of securities and other laws applicable to the Investor in connection with the Transaction.

(j)

The Investor acknowledges that there may be certain consequences under U.S. and other tax laws resulting from an investment in the Shares and has satisfied itself, without limitation, concerning the effects of U.S. federal, U.S. state and U.S. local income tax laws and tax laws outside the United States concerning its investment in the Investment Shares. The Investor acknowledges that the Company is giving no assurance that it is not and will not become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

(k)

The Investor is not purchasing the Investment Shares as a result of any advertisement, article, notice or other communication regarding the Investment Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other “general solicitation” or “general advertising” within the meaning of Rule 502(c) under the Securities Act.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	9 | 15

(l)

The Investor is an accredited investor as defined in Rule 501(a)(3) of Regulation D under the Securities Act and has not been organized for the purpose of acquiring the Investment Shares or any Shares. The Investor understands that the issuance and sale of the Investment Shares have not been and will not be registered under the Securities Act, or registered or qualified under any U.S. state securities laws, and agrees that the issuance and sale of the Investment Shares are being made in reliance on exemptions from the registration requirements of the Securities Act. The Investor acknowledges and agrees that the Investment Shares cannot be resold in the United States unless they are registered under the Securities Act or disposed of pursuant to an applicable exemption from the registration requirements of the Securities Act. The Investor is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Investor acknowledges and agrees that no representation or warranty has been made by the Company as to the availability of Rule 144, Rule 144A or any other exemptions from registration under the Securities Act for the offer, resale, pledge or transfer of the Investment Shares.

4.3	Remedies and Limitations

(a)

Each Party acknowledges that, other than as expressly provided in this Investment Agreement, the other Party has not made, and does not make, and has not relied and does not rely on, any representation or warranty, express or implied, relating to the subject matter of this Investment Agreement. The Investor acknowledges that the Company does not make any representations or warranties as to the Company’s and its subsidiaries’ past, current or future business, results of operations, financial position or prospects, or as to the valuation of the Shares.

(b)

In the event of a breach of a representation set forth in Section 4.1 or 4.2, the Party not in breach (the Claiming Party) shall have the right to put the Party in breach (the Breaching Party) in the position in which it would have been, had no such breach occurred, within 45 SIX Trading Days. To the extent such remedy cannot be effected or is not effected within such period of time, the Breaching Party shall be liable to the Claiming Party, subject to the exclusions and limitations set forth in this Investment Agreement, for any direct loss, damage, cost or expense (but excluding indirect, punitive and consequential damages, indirect costs and expenses, or loss of profit), incurred or sustained by the Claiming Party as a result of such misrepresentation.

(c)

Except in case of gross negligence or willful misconduct, the Claiming Party shall only be entitled to recover losses that exceed the equivalent of [***] in the aggregate, in which case the full amount (and not the exceeding amount only) shall be recovered, and the liability of the Breaching Party under this Investment Agreement shall not exceed the aggregate Subscription Price.

(d)

The remedies of the Parties set forth in this Investment Agreement shall be in lieu of, and not in addition to, the remedies and termination rights provided for under statutory law. All other remedies, including any rights pursuant to articles 192 et seq. and 197 et seq. CO (other than article 199 and article 203 CO, but including, for avoidance of doubt, article 200 CO) and any rights of a similar nature, the right to rescind this Investment Agreement (Wandelung) under article 205 CO or otherwise, the right to challenge the validity of this Investment Agreement for fundamental error under articles 23 et seq. CO and any remedies under the theory of culpa in contrahendo shall not apply and are hereby expressly waived.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	10 | 15

5.	Covenants

5.1	Conduct of Business Pending Closing

During the period beginning on the execution date of this Investment Agreement and ending on the Closing Date, unless specifically consented to by the Investor in writing (which consent shall not be unreasonably withheld), the Company shall carry on its business in the ordinary course of business and in compliance with all applicable laws, except to the extent that such non-compliance would not have a Material Adverse Effect. Except as contemplated by this Investment Agreement, without Investor’s written consent (which consent may be withheld by Investor in its sole discretion), the Company will not:

(a)

voluntarily liquidate, dissolve or wind up its business and affairs, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or effect any stock split combination of shares, recapitalization, or reclassification, except for the Reverse Split;

(b)

enter into any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the stockholders of any Person) would own, directly or indirectly, twenty-five percent (25%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or

(c)	authorize any of, or commit or agree to take any of, the foregoing actions.

5.2	Standstill

(a)

The Investor shall not for a period of six months following the Closing of this Investment Agreement, and shall procure that no person on its behalf will, acquire, or agree to acquire, any Shares or other equity securities of the Company or any financial instruments or rights relating, in any manner whatsoever, to the Shares or any other equity securities of the Company (including financial instruments or rights providing for a cash settlement only).

(b)

The Investor shall not exercise, whether directly or indirectly, its voting rights with respect to the Investment Shares for a period of three months commencing on the Closing Date of this Investment Agreement.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	11 | 15

5.3	Lock-up

(a)

The Investor shall not for a period of six months following the Closing of this Investment Agreement (the Initial Lock-up Period), and shall procure that no Person on its behalf will, offer, sell, contract to sell or otherwise dispose of, or publicly announce any such offer, sale, contract or disposal, whether directly or indirectly, any or all Investment Shares or enter into any swap or other arrangement that transfers to another Person, any or all of the Investment Shares or any of the economic consequences of ownership thereof or announce its intention to do any of the foregoing without the prior written consent of the Company such consent being entirely and solely in the Company’s discretion.

(b)

Subject to subsection (c) below, following the Initial Lock-up Period, the Investor shall not, and shall procure that no person on its behalf, will, take any action described in Section 5.3(a), without the prior written consent of the Company, except that the Investor may, without the Company’s consent, sell up to 1/3 of the Investment Shares on the SIX during each month following the Initial Lock-up Period.

(c)	After nine months from the Closing of this Investment Agreement, any Investment Shares still owned by the Investor shall be freely tradable and shall no longer be subject to a lock-up.

5.4	Registration as Shareholder

Subject to Article 5 of the articles of association as in effect from time to time, the Company shall register the Investor as a shareholder with voting rights with respect to the Investment Shares promptly after delivery of the Investment Shares to the custody account indicated by the Investor, in accordance with Section 3.2.

5.5	United States Limitations

The Investor agrees that if it should decide to dispose of any of the Investment Shares, it will transfer such shares in compliance with all applicable U.S. securities laws and regulations.

5.6	Other Investors

The Investor takes note that the Company may issue and/or privately place additional Investment Shares or equity-linked instruments to other investors concurrently with or subsequent to the Transaction on the same terms or on different terms as the terms of the Transaction.

5.7	Reporting

The Investor shall, and shall procure that its beneficial owners will, comply with the disclosure requirements with respect to significant shareholdings in accordance with art. 120 et seq. of the Financial Market Infrastructure Act and its implementing regulations and any other requirements applicable to the Investor by applicable laws or regulations in connection with the transactions contemplated by this Investment Agreement.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	12 | 15

5.8	Confidentiality and Announcements

(a)

The Investor hereby consents to the disclosure of information relating to the Investor and the Transaction by the Company as required by applicable laws or stock exchange regulations. The Company and the Investor will publicly announce the Transaction before the start of trading on the SIX on the Trading Day immediately following the execution date of this Investment Agreement.

(b)

Until the Company and the Investor have publicly announced the Transaction, the Parties shall, and shall procure that their respective affiliates, director, officers, employees, and advisors will, keep this Investment Agreement and its content strictly confidential, subject to applicable laws.

6.	Use of Proceeds

The Company shall only use the aggregate Subscription Price received by it hereunder for the purposes set forth in the License and Collaboration Agreement.

7.	General Provisions

(a)	Each Party shall bear all taxes incurred by or levied on it in connection with the Transaction.

(b)	Each Party shall bear its own costs and expenses (including advisory and legal fees) incurred in the negotiation, preparation and completion of this Investment Agreement.

(c)

Except as otherwise expressly provided in this Investment Agreement, no person other than the Parties hereto shall have any rights or benefits under this Investment Agreement, and nothing in this Investment Agreement is intended to confer on any person other than the Parties any rights, benefits or remedies.

(d)

All notices, requests or other communications to be given under or in connection with this Investment Agreement shall be made in writing and delivered by registered, certified or express mail (return receipt requested), an internationally recognized courier (or by a scanned electronic copy followed by the original document), as follows:

if to the Company:	to the address set forth on the cover page Att. Oliver Strub, Group General Counsel Email: oliver.strub@santhera.com

with a copy to:	Homburger AG Att. Daniel Häusermann Hardstrasse 201 8005 Zurich, Switzerland Email: daniel.haeusermann@homburger.ch

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	13 | 15

if to the Investor:	to the address set forth on the cover page Att. Brian Elsbernd, Chief Legal Officer Email: belsbernd@catalystpharma.com with copies to:

Akerman LLP

Att. Philip B. Schwartz, Esq.
201 East Las Olas Blvd., Suite 1800

Fort Lauderdale, Florida 33301

Email: philip.schwartz@akerman.com

and

Advestra AG

Att: Daniel Raun, Esq.

Uraniastrasse 9

8001 Zurich, Switzerland

Email: daniel.raun@advestra.ch

Any notice to be given hereunder shall be given prior to the expiry of a term or deadline (if any) set forth in this Investment Agreement or by applicable law and shall be effective only if it was (i) timely and duly given in accordance with this Section 6(d) and (ii) actually received by the Party to whom it is addressed, irrespective of whether such notice was received prior to or after the expiry of the respective term or deadline (if any).

(e)

This Investment Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements and understandings of the Parties relating hereto.

(f)

This Investment Agreement may only be modified or amended by a document signed by the Parties. Any provision contained in this Investment Agreement may only be waived by a document signed by the Party waiving such provision.

(g)

Signatures to this Investment Agreement transmitted by facsimile, by email in “portable document format” (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Investment Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

(h)

Except as otherwise expressly provided in this Investment Agreement, a Party shall not assign this Investment Agreement or any rights or obligations hereunder to any third party without the prior written consent of the other Party.

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	14 | 15

(i)

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

(j)

The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Investment Agreement and, therefore, the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Investment Agreement or any amendments thereto.

(k)

Each and every reference to share prices and shares of Common Stock in this Investment Agreement is subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Investment Agreement but before the Closing Date.

(l)

If any part or provision of this Investment Agreement or the application of any such part or provision to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect by any competent arbitral tribunal, court, governmental or administrative authority, (i) such invalidity, illegality or unenforceability shall not affect any other part or provision of this Investment Agreement or the application of such part or provision to any other person or circumstances, and (ii) the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required for its implementation.

(m)	This Investment Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

(n)

Disputes under this Investment Agreement shall be resolved by binding arbitration conducted in the manner and at the place set forth in the applicable provision of the License and Collaboration Agreement.

[Signatures on the next page]

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	15 | 15

Executed on the date written on the cover page to this Investment Agreement.

Santhera Pharmaceuticals Holding AG

/s/ Andrew Smith Name: Andrew Smith Title: CFO	/s/ Oliver Strub Name: Oliver Strub Title: General Counsel

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	1 | 3

Executed on the date written on the cover page to this Investment Agreement.

Catalyst Pharmaceuticals, Inc.

/s/ Patrick J. McEnany
Name: Patrick J. McEnany Title: Chairman and CEO

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	2 | 3

SCHEDULE 4.1(j)

CAPITALIZATION

Current	Shares at CHF 0.01	After 2023 AGM at CHF0.01 - if approved	After 2023 AGM reverse split - if approved	In pct -if approved
Ordinary	125,588,445	125,588,450	12,558,845	100.0%
Capital range maximum in	—	60,411,550	6,041,155	48.1%
Authorized	46,860,687	—		0.0%
Conditional ESOP	5,034,583	5,573,000	557,300	4.4%
Conditional financing	29,888,687	55,000,000	5,500,000	43.8%

Total	207,372,402	246,573,000	24,657,300	196.3%
Treasury shares	34,926,909

Investment Agreement between Santhera Pharmaceuticals Holding AG and Catalyst Pharmaceuticals, Inc.	3 | 3

SCHEDULE 4.1(l)

MATERIAL CHANGES SINCE DECEMBER 31, 2022

(As per page 84 of the Company’s Annual Report for 2022)

31. Events after the Reporting Date

In January 2023, the FDA formally accepted the submission of the NDA for vamorolone in DMD for review and notified that it has set the target date for its decision on the NDA to October 26, 2023. Following the acceptance of NDA submission, the Company has received USD 2.0 million milestone payment in relation to China license.

In January 2023, the Company entered into a share exchange agreement with Idorsia, pursuant to which ldorsia transferred 346,500 of its registered shares to Santhera, As consideration, Santhera delivered 5,529,016 Shares, valued at CHF 0.9043 to Idorsia and issued 2,211,607 warrants to ldorsia, each of which is exercisable for one Share at an exercise price of CHF 0.9043 at any time until January 9, 2025. The purpose of such share exchange was to obtain short-term liquidity by selling the Idorsia Shares. As of the date of issuing these consolidated financial statements, all these Idorsia Shares have been sold generating net proceeds of CHF 5.6 million

In February 2023, the Company secured a final pricing reimbursement agreement with the French authorities related to Raxone for the treatment of LHON. The newly agreed price for Raxone in France is lower than the price applied under the temporary pricing scheme, leading to a settlement payment in the amount of approximately EUR 25.4 million, with 30% due around mid-2024 and the remainder one year later. The first payment is currently expected to be covered by sales generated until mid-2024, while the majority of the second payment will be covered by sales beyond mid-2025,

In February 2023, Santhera secured additional funding through a private placement of shares and an amendment of its existing financing arrangement with funds managed by Highbridge to provide up to CHF 22.2 million, subject to certain milestones and conditions. This is intended to cover the capital requirements of the Company through to the PDUFA date in October 2023, when an FDA decision on vamorolone is expected. Concomitant with this transaction, Santhera has formed Strategy Committee focusing on evaluating all strategic options for the Company and plans to nominate Bradley Meyer for election as a new member of its Board of Directors at the Company’s upcoming AGM until when he will serve as a Board Observer. In addition, Santhera issued 40 million shares, 37 million of which were transferred to treasury, in the ordinary capital increase resolved by its $ shareholders on November 29, 2022.

In March 2023, the Company announced that it has submitted a marketing authorization application (MAA) to the UK Medicines and Healthcare products Regulatory Agency (MHRA) for vamorolone for the treatment of DMD.